Exhibit 4.1

Execution Copy

FESTIVAL FUN PARKS, LLC,

PALACE FINANCE, INC.,

PALACE ENTERTAINMENT HOLDINGS, INC.,

THE SUBSIDIARY GUARANTORS PARTIES HERETO,

AND

WELLS FARGO BANK, N.A.,

as Trustee

10 7/8% Senior Notes due 2014

INDENTURE

Dated as of April 12, 2006

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.3; 7.8; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	11.3
(c)	11.3
313(a)	7.6
(b)(1)	N.A.
(b)(2)	7.6
(c)	7.6
(d)	7.6
314(a)	3.21; 11.5
(b)	N.A.
(c)(1)	11.4
(c)(2)	11.4
(c)(3)	N.A.
(d)	N.A.
(e)	11.5
(f)	N.A.
315(a)	7.1
(b)	7.5; 11.2
(c)	7.1
(d)	7.1
(e)	6.11
316(a)(last sentence)	11.6
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	9.4
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	11.1

N.A. means Not Applicable.

Note:                   This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

i

v

ARTICLE XI Miscellaneous		104

SECTION 11.1	Trust Indenture Act Controls	104

SECTION 11.2	Notices	104

SECTION 11.3	Communication by Holders with other Holders	105

SECTION 11.4	Certificate and Opinion as to Conditions Precedent	105

SECTION 11.5	Statements Required in Certificate or Opinion	105

SECTION 11.6	When Notes Disregarded	105

SECTION 11.7	Rules by Trustee, Paying Agent and Registrar	106

SECTION 11.8	Legal Holidays	106

SECTION 11.9	Governing Law	106

SECTION 11.10	No Recourse Against Others	106

SECTION 11.11	Successors	106

SECTION 11.12	Multiple Originals	106

SECTION 11.13	Variable Provisions	106

SECTION 11.14	Qualification of Indenture	106

SECTION 11.15	Table of Contents; Headings	106

ARTICLE I Definitions

SECTION 1.1	Defined Terms

ARTICLE II Agreement to be Bound; Note Guarantee

SECTION 2.1	Agreement to be Bound

SECTION 2.2	Note Guarantee

ARTICLE III Miscellaneous

SECTION 3.1	Notices

SECTION 3.2	Parties

SECTION 3.3	Governing Law

SECTION 3.4	Severability Clause

SECTION 3.5	Ratification of Indenture; Supplemental Indentures Part of Indenture

SECTION 3.6	Counterparts

SECTION 3.7	Headings

ANNEXES

ANNEX 3.7(b)(i)	Other Agreements with Encumbrances or Restrictions

EXHIBITS

EXHIBIT A	Form of the Series A Note

EXHIBIT B	Form of the Series B Note

EXHIBIT C	Form of Indenture Supplement to Add Note Guarantors to Guarantee Notes

INDENTURE dated as of April 12, 2006 among FESTIVAL FUN PARKS, LLC, a Delaware limited liability company (the “Company”), PALACE FINANCE, INC., a Delaware corporation (“Palace Finance,” and, together with Company, the “Issuers”), PALACE ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (“Parent”), the Subsidiary Guarantors (as defined herein) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

Recitals Of The Company

The Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) the Issuers’ 10 7/8% Senior Notes, Series A, due 2014, issued on the Issue Date (the “Initial Notes”) and the guarantee thereof by the Note Guarantors, (ii) if and when issued, an unlimited principal amount of additional 10 7/8% Senior Notes, Series A, due 2014 that may be offered from time to time subsequent to the Issue Date in a non-registered offering or 10 7/8% Senior Notes, Series B, due 2014 in a registered offering of the Issuers’ that may be offered from time to time subsequent to the Issue Date (the “Additional Notes”) and the guarantee thereof by the Note Guarantors, and (iii) if and when issued, the Issuers’ 10 7/8% Senior Notes, Series B, due 2014 and the guarantees thereof by certain of the Note Guarantors that may be issued from time to time in exchange for Initial Notes or Additional Notes pursuant to a Registration Rights Agreement (as hereinafter defined, the “Exchange Notes” and together with the Initial Notes and Additional Notes, the “Notes”).  $150,000,000 in aggregate principal amount of Initial Notes shall be initially issued on the date hereof.

Simultaneously with the issuance of the Initial Notes Palace Funding, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Palace Funding”), will merge with and into the Company with the Company being the surviving entity.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1         Definitions.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition.   Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Acquisition Agreement” means the Stock Purchase Agreement among Palace Entertainment, Inc., the Company and Parent, dated as of February 9, 2006, and accepted by Parent as of February 21, 2006.

“Additional Assets” means:

(1)           any property, plant, equipment or other long-term, tangible assets (excluding working capital for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Related Business;

(2)           the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)           Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after April 15, 2010, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of Section 3.9 beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of(i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on April 15, 2010 (such redemption price being described in paragraph 5 of the form of Notes set forth in Exhibit A and Exhibit B hereto, exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through April 15, 2010 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets, including any lease terminations, (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)           a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)           the sale of Cash Equivalents in the ordinary course of business;

(3)           a disposition of inventory in the ordinary course of business;

(4)           a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in the ordinary course of business;

(5)           transactions permitted under Section 4.1 or Section 4.2;

(6)           an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Subsidiary Guarantor that is a Restricted Subsidiary;

(7)           for purposes of Section 3.8 only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to Section 3.4;

(8)           the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(9)           dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(10)         the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business;

(11)         foreclosure on assets;

(12)         the sale of assets and concurrent leaseback of such assets if such lease constitutes a Capitalized Lease Obligation and is otherwise permitted under the terms of this Indenture;

(13)         an Asset Swap effected in compliance with Section 3.8; and

(14)         the condemnation, or the taking by eminent domain, of any property or assets that results in a Recovery Event the proceeds of which are applied in accordance with this Indenture.

“Asset Swap” means the concurrent purchase and sale or exchange of Additional Assets used or useful in a Related Business between the Company and any of its Restricted Subsidiaries, on the one hand, and another Person who is not an Affiliate of the Company on the other hand; provided that any cash received must be applied in accordance with Section 3.8.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capitalized Lease Obligations; provided, further, that the rental payments under Real Estate Operating Leases shall not give rise to Attributable Indebtedness.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution or unanimous written consent certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)           securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)           marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(3)           certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

(4)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)           commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6)           interests in any investment company or money market fund which invests substantially all of its assets in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1)           any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company or Parent held by a parent entity (other than the Parent), if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or

(2)           the first day on which a majority of the members of the Board of Directors of the Company or Parent are not Continuing Directors; or

(3)           the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or Parent and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(4)           the adoption by the stockholders of the Company or Parent of a plan or proposal for the liquidation or dissolution of the Company or Parent.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to April 15, 2010, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to April 15, 2010.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such

Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are internally available to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1)           if the Company or any Restricted Subsidiary:

(a)           has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)           has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)           if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business, or any Park Management Agreement has been terminated or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a)           the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such disposition or termination for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)           Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any

Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)           if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, or executed any Park Management Agreement, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment, acquisition or execution occurred on the first day of such period;

(4)           if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period; and

(5)           with respect to any period prior to the Issue Date, any adjustments to “EBITDA” contained in the Offering Memorandum under “Summary—Summary historical and pro forma financial data” will be added to or deducted from Consolidated Net Income in computing Consolidated EBITDA to the extent included in calculating Consolidated Net Income.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) except that such pro forma calculations may include, without duplication, the impact of any Park Management Agreements and operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken and will commence upon the consummation of such transaction (which operating expense reductions are reasonably expected to be sustainable over the long term, will not adversely effect revenues and will commence no later than 180 days after the consummation of the transaction), including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or approval of the Board of Directors of the Company of any closing) of any facility, as applicable; provided that, in any case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial or chief accounting officer and another Officer which sets forth (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments conform to the provisions of this paragraph and are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to this Indenture.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).  If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)           Consolidated Interest Expense; plus

(2)           Consolidated Income Taxes; plus

(3)           consolidated depreciation expense; plus

(4)           consolidated amortization expense (including amortization of any write-up of leases arising from purchase accounting in accordance with GAAP) or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets;” plus

(5)           other non-cash charges reducing Consolidated Net Income, including, without limitation, any unrealized non-cash losses or charges in respect of Hedging Obligations, including those resulting from the application of FAS 133 (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(6)           any gains (or less any losses) (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness; plus

(7)           payments made pursuant to the Management Agreement in accordance with this Indenture; plus

(8)           fees and expenses of the Company and its Restricted Subsidiaries payable in connection with any Equity Offering, the Incurrence of Indebtedness permitted by Section 3.3, any acquisition permitted hereunder or any restructuring charges provided that the amount of restructuring charges paid or payable in cash shall not exceed $5.0 million since the Issue Date; less

(9)           noncash items increasing Consolidated Net Income of such Person for such period, including, without limitation, any unrealized non-cash gains in respect of Hedging Obligations, including those resulting from the application of FAS 133 (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period).

Notwithstanding the preceding sentence, clauses (2) through (9) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (9) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)           interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)           amortization of debt discount (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)           non-cash interest expense;

(4)           commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)           the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)           costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)           the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)           the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

(9)           the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of

“Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company.

“Consolidated Leverage Ratio,” as of any date of determination, means the ratio of:

(1)           the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to

(2)           Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination; provided, however, that:

(3)           if the Company or any Restricted Subsidiary:

(a)           has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA for such period will be calculated after giving effect on a pro forma basis to (x) such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be: (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and (y) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)           has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness and Consolidated EBITDA for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(4)           if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business, or any Park Management Agreement has been terminated, or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such an Asset Disposition:

(a)           Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness discharged, defeased or retired with the Net Available Cash of such Asset Disposition and the assumption of Indebtedness by the transferee; and

(b)           the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such disposition or termination for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(5)           if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or group of related assets or line of business, or executed any Park Management Agreement, Indebtedness and Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment, acquisition or execution occurred on the first day of such period; and

(6)           if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3), (4) or (5) above if made by the Company or a Restricted Subsidiary during such period, Indebtedness and Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Incurrence of Indebtedness or Asset Disposition or Investment occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) except that such pro forma calculations may include, without duplication, the impact of any Park Management Agreements and operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken and will commence upon the consummation of such transaction (which operating expense reductions are reasonably expected to be sustainable over the long term, will not adversely effect revenues and will commence no later than 180 days after the consummation of the transaction), including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or approval of the Board of Directors of the Company of any closing) of any facility, as applicable; provided that, in any case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial or chief accounting officer and another Officer which sets forth (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments conform to the provisions of this paragraph and are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to this Indenture.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)           any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a)           subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)           the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)           any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)           subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)           the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)           any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction or any termination of leases) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)           dividends paid or accrued on any Preferred Stock (other than Disqualified Stock) of the Company to the extent that such dividends actually reduced Consolidated Net Income;

(5)           any extraordinary gain or loss;

(6)           non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary; and

(7)           the cumulative effect of a change in accounting principles.

Any amounts payable by Parent or Intermediate Parent described in clause (8) of Section 3.4(b), without duplication of any amounts otherwise deducted in calculating Consolidated Net Income, the funds for which are provided by the Company and/or its Restricted Subsidiaries, shall be deducted in calculating the Consolidated Net Income of the Company and its Restricted Subsidiaries.

“Consolidated Total Assets” means, as of any date of determination, after giving effect on a pro forma basis to the transaction giving rise to the need to compute Consolidated Total Assets, the total amount of assets which would appear on a consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, after deducting (i) the amount of all current liabilities and (ii) any item representing Investments in Unrestricted Subsidiaries and Joint Ventures.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or Parent, as the case may be, who: (1) was a member of such Board of Directors on the date of this Indenture; (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election; or (3) was designated by the Permitted Holders.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at Sixth and Marquette, Mac N9303-120, Minneapolis, Minnesota 55479, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facility” means, with respect to the Company or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, debt securities or letters of credit, but excluding receivables facilities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture)).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Notes” means certificated securities.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event: (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or (3) is redeemable at the option of the holder of the Capital Stock in whole or in part; in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions contained in Sections 3.8 and 3.10 of this Indenture.

“Domestic Subsidiary” means any Subsidiary of a Person that is organized under the laws of the United States of America or any state or political subdivision thereof.

“Equity Contribution” means direct or indirect equity investments in Palace Entertainment Holdings, Inc., a Delaware corporation, in the amount of $54.0 million made by MidOcean, John A. Cora and Daniel S. Martinez the proceeds of which are contributed to the Company to finance a portion of the Acquisition.

“Equity Offering” means a public or private offering for cash by the Company or Parent, as the case may be, of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company’s or Parent’s, as the case may be, Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Euroclear” means Euroclear Bank S.A./N.V. or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder.

“Exchange Offer” shall have the meaning set forth in the Registration Rights Agreement.

“First-Lien Credit Facilities” means the Senior Secured Credit Agreement and any other Credit Facility that is secured by a Permitted Lien described in clause (1) of the definition thereof.

“Fiscal Year” means the fiscal year of the Company ending on the first Sunday after December 30 of each year or such other fiscal year as may be determined by the Company and the Board of Directors and of which the Trustee shall receive written notice pursuant to Section 3.21 hereof.

“Foreign Subsidiary” means any Subsidiary of a Person that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of this Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.  All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)           to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)           entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Pari Passu Indebtedness” means Indebtedness of a Note Guarantor that ranks equally in right of payment to its Note Guarantee.

“Guarantor Subordinated Obligation” means, with respect to a Note Guarantor, any Indebtedness of such Note Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the obligations of such Note Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence); (4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto; (5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person; (6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock; (7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; (8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and (9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)           such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “JV”);

(2)           such Person or a Restricted Subsidiary of such Person is a general partner of the JV (a “General Partner”); and

(3)           there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)           the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)           if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Intermediate Parent” means any Subsidiary of the Parent all of the Capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by the Parent and which owns, directly or indirectly, all of the Capital Stock (other than directors’ qualifying shares) of the Company.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)           Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2)           prepaid expenses and endorsements of negotiable instruments and documents and negotiable instruments held for collection, in each case in the ordinary course of business; and

(3)           an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of Section 3.4, (i) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means April 12, 2006.

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Company, (i) in which the Company or a Subsidiary Guarantor holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Related Business.

“Legal Holiday” has the meaning ascribed to it in Section 11.8.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Agreement” means the Management Agreement between the Company and MidOcean US Advisor, LP (and its permitted successors and assigns thereunder) as in effect on the Issue Date or as amended; provided that any amendment is not materially adverse to the Holders of the Notes and does not provide for any additional fees payable under the Management Agreement.

“MidOcean” means MidOcean Partners, LP and MidOcean Partners II, LP and their Affiliates.

“Net Available Cash” from an Asset Disposition or Recovery Event means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by any acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, of net of:

(1)           all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such transaction;

(2)           all payments made on any Indebtedness which is secured by any assets subject to such transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such transaction, or by applicable law be repaid out of the proceeds from such transaction;

(3)           all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such transaction; and

(4)           the deduction of appropriate amounts to be provided as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such transaction and retained by the Company or any Restricted Subsidiary after such transaction.

“Net Award” means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any property.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements); provided that the cash proceeds of an Equity Offering by Holdings shall not be deemed Net Cash Proceeds, except to the extent such cash proceeds are contributed to the Company.

“Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any property.

“Non-Recourse Indebtedness” means Indebtedness of a Person:

(1)           as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness but excluding a non-recourse pledge of the Capital Stock of such Unrestricted Subsidiary) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)           no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)           the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Note Guarantee” means, individually, any guarantee of payment of the Notes (including any Exchange Notes issued in a registered Exchange Offer pursuant to the Registration Rights Agreement) by a Note Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Note Guarantors” means Parent and the Subsidiary Guarantors.

“Note Register” means the register of Notes, maintained by the Registrar, pursuant to Section 2.3.

“Notes” means the Notes issued under this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Offering Memorandum” means the Offering Memorandum, dated March 29, 2006 relating to the issuance of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company.  Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee.  The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means Palace Entertainment Holdings, Inc., a Delaware corporation.  “Parent Guarantee” means the Note Guarantee of Parent.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Park Management Agreement” means any contract for the management and operation of water parks and/or family entertainment centers by the Company and/or any of its Restricted Subsidiaries; provided, that (i) the initial term of the contract is no earlier than eight years, (ii) the contract provides for a fee to, or the sharing of revenue by, the Company and/or the Restricted Subsidiary based on a measure of the performance of the park under management and (iii) the contract is not subject to cancellation except for customary events of defaults for contracts of such nature (other than events of default that are based on the performance of the

Company and/or the Restricted Subsidiary under the contract).  When pro forma effect is to be given to any Park Management Agreement under this Indenture, such pro forma effect will be calculated based on the historical performance of any park that is being managed pursuant to the Park Management Agreement calculated for the most recently complete four quarterly period in accordance with GAAP and after reduction for any additional costs by the Company and/or its Restricted Subsidiary in connection with performing its services under the contract.

“Permitted Holders” means MidOcean Partners, L.P.  and its Affiliates, any existing senior management on the Is sue Date who hold Capital Stock of Parent or the Company and any Person acting in the capacity of an underwriter with respect to a distribution of Capital Stock of Parent or the Company so long as it is acting in its capacity as an underwriter.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)           a Subsidiary Guarantor or a Person which will, upon the making of such Investment, become a Subsidiary Guarantor; provided, however, that the primary business of such Subsidiary Guarantor is a Related Business;

(2)           another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Subsidiary Guarantor; provided, however, that such Person’s primary business is a Related Business;

(3)           cash and Cash Equivalents;

(4)           receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)           payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)           loans or advances to employees of the Company and its Restricted Subsidiaries made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary in an aggregate amount at any one time outstanding not to exceed $1.0 million (loans or advances that are forgiven shall continue to be deemed outstanding);

(7)           Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8)           Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 3.8;

(9)           Investments in existence on the Issue Date;

(10)         Currency Agreements, Interest Rate Agreements, and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.3;

(11)         Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $5.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(12)         Guarantees issued in accordance with Section 3.3; and

(13)         Investments in negotiable instruments held for collection and lease, utility and workers compensation, performance and other similar deposits made in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)           Liens securing Pari Passu Indebtedness and other obligations under a Credit Facility and related Hedging Obligations and liens on assets of Restricted Subsidiaries securing Guarantees of Pari Passu Indebtedness and other obligations of the Company under a Credit Facility permitted to be Incurred under this Indenture in an aggregate principal amount not to exceed the greater of (A) (x) the amount set forth under the provisions described in clause (1) of the second paragraph of Section 3.3 plus (y) $33.0 million less all principal repayments with the proceeds from Asset Dispositions utilized in accordance with clause 3(a) of Section 3.8 in excess of $44.0 million and (B) provided that the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries is not greater than 4.00 to 1.00, 250% of Consolidated EBITDA after giving effect on a pro forma basis (in the same manner as the Consolidated Leverage Ratio is calculated) to the transaction giving rise to the need to compute Consolidated EBITDA; provided that there shall be only one collateral agent with respect to all such Indebtedness;

(2)           pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)           Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)           Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)           Liens in favor of issuers of appeal, surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)           encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)           Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)           leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)           judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)         Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)           such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)           such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(11)         Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(12)         Liens existing on the Issue Date;

(13)         Liens

(a)           on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(b)           on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary; and

(c)           for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (1) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired or constructed, and (2) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

provided that the aggregate amount of the Indebtedness subject to the Liens under this clause (13) (together with any Refinancing Indebtedness secured by a Lien permitted by clause (15) that refinanced Indebtedness secured pursuant to this clause (13)) at any time outstanding shall not exceed the greater of (A) $7.5 million and (B) 4.5% of Consolidated Total Assets; provided, further, that this clause (13) may not be used to secure Indebtedness and other obligations under the Senior Secured Credit Agreement;

(14)         Liens securing the Notes and Note Guarantees;

(15)         Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (12), (13), (14), (15) and (17), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(16)         any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; and

(17)         Liens securing Pari Passu Indebtedness; provided that the aggregate amount of the Indebtedness subject to the Liens under this clause (17) (together with any

Refinancing Indebtedness secured by a Lien permitted by clause (15) that refinanced Indebtedness secured pursuant to this clause (17)) plus the aggregate amount of the Indebtedness subject to the Liens under clause (13) above (together with any Refinancing Indebtedness secured by a Lien permitted by clause (15) that refinanced Indebtedness secured pursuant to clause (13) above) at any time outstanding shall not exceed the greater of (A) $10.0 million and (B) provided that the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries is not greater than 4.00 to 1.00, 3.0% of Consolidated Total Assets.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

“Quotation Agent” means one of the Reference Treasury Dealers selected by the Trustee as directed by the Company.

“Real Estate Operating Leases” means long-term operating leases of the Company or its Subsidiaries for real estate on which water parks or family entertainment centers are operated that are entered into in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries.

“Recovery Event” means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds.

“Reference Treasury Dealer” means three nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Is sue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)           (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)           the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)           such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and

(4)           if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the date of this Indenture by and among the Company, Parent, the Subsidiary Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company, Parent, the Subsidiary Guarantors and the other parties thereto as such agreement may be amended from time to time.

“Related Business” means any business which is the same as or related, ancillary or complementary to, or a reasonable extension of, any of the businesses of the Company and its Restricted Subsidiaries on the date of this Indenture.

“Responsible Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Note” means a Note that constitutes a “restricted security” within the meaning of Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to request and conclusively rely on an opinion of counsel with respect to whether any Note constitutes a Restricted Note.

“Restricted Notes Legend” means the Private Placement Legend set forth in clause (A) of Section 2.1(d) or the Regulation S Legend set forth in clause (B) of Section 2.1(d), as applicable.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Credit Agreement” means the Credit Agreement to be entered into among Parent, the Company, or any Subsidiary thereof, General Electric Capital Corporation, as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, supplemented, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder provided that such additional Indebtedness is Incurred in accordance with Section 3.3); provided that a Senior Secured Credit Agreement shall not (i) relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness or (ii) with respect to any Indebtedness that is not initially represented by a term loan or similar fixed outstanding amount, include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 1 44A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act.

“Shelf Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Is sue Date or thereafter Incurred) which is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.  Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means any Note Guarantee of a Subsidiary Guarantor.

“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with this Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Successor Company” shall have the meaning assigned thereto in Section 4.1(a)(1).

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as in effect from time to time.

“Transactions” means the transactions contemplated by the Acquisition Agreement, the Equity Contribution, the entry into the Senior Secured Credit Agreement, the entering into the employment agreements with John A. Cora, Daniel S. Martinez and James “Chip” Cleary, the issuance of the Notes, the application of the proceeds therefrom and the payment of related fees and expenses as provided in the Offering Memorandum.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means such successor.

“Unrestricted Subsidiary” means:

(1)           any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)           such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)           all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Indebtedness;

(3)           such designation and the Investment of the Company in such Subsidiary complies with Section 3.4;

(4)           such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)           such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)           to subscribe for additional Capital Stock of such Person; or

(b)           to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)           on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions.  If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could (i) Incur at least $1.00 of additional Indebtedness under the first paragraph of Section 3.3 or (ii) Incur any applicable Indebtedness of the newly designated Restricted Subsidiary under the second paragraph of Section 3.3, in each case on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

Other Definitions.

Term	Defined in Section

“Additional Interest Notice”	3.22
“Additional Notes”	Recitals
“Additional Restricted Notes”	2.1(b)
“Affiliate Transaction”	3.9(a)
“Agent Members”	2.1(e)
“Asset Disposition Offer”	3.8(b)
“Asset Disposition Offer Amount”	3.8(c)
“Asset Disposition Offer Period”	3.8(c)
“Asset Disposition Purchase Date”	3.8(c)
“Authenticating Agent”	2.2
“Change of Control Offer”	3.10(b)
“Change of Control Payment”	3.10(b)
“Change of Control Payment Date”	3.10(b)
“Company”	Recitals
“Company Order”	2.2
“covenant defeasance option”	8.1(b)
“cross acceleration provision”	6.1
“Defaulted Interest”	2.14
“Event of Default”	6.1
“Exchange Global Note”	2.1(b)

Term	Defined in Section

“Exchange Notes”	Recitals
“Excess Proceeds”	3.8(b)
“General Partner”	1.1
“Global Notes”	2.1(b)
“IAI”	2.1(b)
“Initial Notes”	Recitals
“Institutional Accredited Investor Global Note”	2.1(b)
“Institutional Accredited Investor Notes”	2.1(b)
“Issuers”	Recitals
“judgment default provision”	6.1
“JV”	1.1
“legal defeasance option”	8.1(b)
“Note Register”	2.3
“Notes”	Recitals
“Obligations”	10.1
“Palace Finance”	Recitals
“Palace Funding”
“Parent”	Recitals
“Pari Passu Notes”	3.8(b)
“Paying Agent”	2.3
“payment default”	6.1
“Permitted Holdings Payments”	3.4(b)
“Private Placement Legend”	2.1(d)
“Redemption Date”	5.5
“Registrar”	2.3
“Regulation S”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Regulation S Legend”	2.1(d)
“Regulation S Notes”	2.1(b)
“Resale Restriction Termination Date”	2.6(a)
“Restricted Payment”	3.4(a)
“Restricted Period”	2.1(b)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Note”	2.1(b)
“Series B Global Note”	2.1(b)
“Special Interest Payment Date”	2.14(a)
“Special Record Date”	2.14(a)
“Successor Company”	3.14
“Successor Parent”	4.1
“Trustee”	Recitals

SECTION 1.2         Incorporation by Reference of Trust Indenture Act.  This Indenture is subject to the mandatory provisions of the TIA which are incorporated by reference in and made a part of this Indenture.  The following TIA terms have the following meaning:

“Commission” means the SEC.

“indenture notes” means the Notes.

“indenture security holder” means a Noteholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on this Indenture securities means the Issuers and any other obligor on this Indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by the TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.3         Rules of Construction.  Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           “including” means including without limitation;

(5)           words in the singular include the plural and words in the plural include the singular;

(6)           unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(7)           the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(8)           the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and

(9)           “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

ARTICLE II

The Notes

SECTION 2.1         Form, Dating and Terms.  Section 2.2  The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.  The Initial Notes issued on the date hereof will be in an aggregate principal amount of $150,000,000.  In addition, the Issuers may issue, from time to time in accordance with the provisions of this Indenture, including, without limitation, Section 3.3(a) hereof, Additional Notes and Exchange Notes.  Furthermore, Notes may be authenticated and delivered upon registration or transfer, or in lieu of, other Notes pursuant to Section 2.6, 2.10, 2.12 or 9.5 or in connection with an Asset Disposition Offer pursuant to Section 3.8 or a Change of Control Offer pursuant to Section 3.10.

The Initial Notes shall be known and designated as “10 7/8% Senior Notes, Series A, due 2014” of the Issuers.  Additional Notes issued as Restricted Notes shall be known and designated as “10 7/8% Senior Notes, Series A, due 2014” of the Issuers.  Additional Notes issued other than as Restricted Notes shall be known and designated as “10 7/8% Senior Notes, Series B, due 2014” of the Issuers, and Exchange Notes shall be known and designated as “10 7/8% Senior Notes, Series B, due 2014” of the Issuers.

With respect to any Additional Notes, the Issuers shall set forth in (a) a Board Resolution and (b)(i) an Officers’ Certificate or (ii) one or more indentures supplemental hereto, the following information:

(i)            the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(ii)           the issue price and the issue date of such Additional Notes; and

(iii)          whether such Additional Notes shall be Restricted Notes issued in the form of Exhibit A hereto and/or shall be issued in the form of Exhibit B hereto.

The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of this Indenture.  Holders of the Initial Notes, the Additional Notes and the Exchange Notes shall vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes, the Additional Notes or the Exchange Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b)           The Initial Notes are being offered and sold by the Issuers pursuant to a Purchase Agreement, dated March 29, 2006, among Palace Funding (merged with and into the Company on the date hereof), Parent and J.P.  Morgan Securities Inc., as representative of the initial purchasers named therein as amended by the Joinder Agreement dated as of April 12, 2006, executed by the Issuers and each of the Subsidiary Guarantors.  The Initial Notes and any Additional Notes (if issued as Restricted Notes) (“Additional Restricted Notes”) shall be resold initially only to (A) QIBs and (B) Persons other than U.S. Persons (as defined in Regulation S under the Securities Act (“Regulation S”)) in reliance on Regulation S.  Such Initial Notes and

Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and institutional “accredited investors” (as defined in Rules 501(a)(1), (2), (3) and (7) under the Securities Act) who are not QIBs (“IAIs”) in accordance with Rule 501 of the Securities Act in accordance with the procedure described herein.  Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Notes Custodian, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.  The Rule 144A Global Note may be represented by more than one certificate, if so required by the Depositary’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall be issued in the form of a global Note, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Regulation S Global Note”) Each Regulation S Global Note shall be deposited upon issuance with the Notes Custodian in the manner described in this Article II for credit by the Depositary to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear or Clearstream.  Prior to the 40th day after the later of the commencement of the offering of the Initial Securities and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.  Investors may also hold such interests through organizations other than Euroclear or Clearstream that are participants in the Depositary’s system.  If interests in the Regulation S Global Note are held through Euroclear or Clearstream, Euroclear and Clearstream shall hold such interests in the Regulation S Global Note through the Depositary on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries.  Such depositaries, in turn, shall hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of the Depositary.  The Regulation S Global Note may be represented by more than one certificate, if so required by the Depositary’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, and the Depositary or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Institutional Accredited Investor Global Note”) deposited with the Notes Custodian, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.  The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by the Depositary’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary, as hereinafter provided.

Exchange Notes exchanged for interests in the Rule 144A Note, the Regulation S Note and the Institutional Accredited Investor Note, if any, as the case may be, shall be issued in the form of a permanent global Note substantially in the form of Exhibit B hereto, which is hereby incorporated by reference and made a part of this Indenture, deposited with the Notes Custodian as hereinafter provided, including the appropriate legend set forth in Section 2.1(d) hereof (the “Exchange Global Note”).  The Exchange Global Note may be represented by more than one certificate, if so required by the Depositary’s rules regarding the maximum principal amount to be represented by a single certificate.

Any Additional Notes issued other than as Restricted Notes shall be issued in the form of one or more permanent global Notes substantially in the form of Exhibit B (each, a “Series B Global Note”) deposited with the Notes Custodian, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.  A Series B Global Note may be represented by more than one certificate, if so required by the Depositary’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Series B Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as hereinafter provided.

The Rule 144A Global Note, the Regulation S Global Note, the Institutional Accredited Investor Global Note, if any, the Exchange Global Note, and the Series B Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Issuers maintained for such purpose in The City of New York, or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Issuers, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Note Register or (ii) wire transfer or to an account located in the United States maintained by the payee.  Payments in respect of Notes represented by a Global Note (including principal, premium and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Depositary.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes shall be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept).

The Exchange Notes shall be in the form of Exhibit B.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and Exhibit B and in Section 2.1(d).  The Issuers shall approve the forms of the Notes and any notation, endorsement or legend on them.  Any such notation, endorsement or legend shall be furnished to the Trustee in writing.  Each Note shall be dated the date of its authentication.  The terms of the Notes set forth in Exhibit A and Exhibit B are part of the terms of this Indenture and, to the extent applicable, the Issuers and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)           Denominations.  The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples of $1,000.

(d)           Restrictive Legends.  Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) an Initial Note or an Additional Note issued as a Restricted Note is exchanged for an Exchange Note in connection with an effective registration statement, in each case pursuant to the Registration Rights Agreement,

(A)          the Rule 144A Global Note and the Institutional Accredited Investor Global Note shall (x) be subject to the restrictions on transfer set forth in Section 2.6 (including those set forth in the legend below) and (y) bear the following legend (the “Private Placement Legend”) on the face thereof:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.  THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL

BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.  THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE AND HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), PLAN, ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (II) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAW.”

(B)           the Regulation S Global Note shall (x) be subject to the restrictions on transfer set forth in Section 2.6 (including those set forth in the legend below) and (y) bear the following legend (the “Regulation S Legend”) on the face thereof:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.  THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.  THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN

OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE AND HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), PLAN, ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (II) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAW.”

(C)           Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THIS INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

(e)           Book-Entry Provisions.  (i)  This Section 2.1(e) shall apply only to Global Notes deposited with the Notes Custodian.

(ii)           Each Global Note initially shall (x) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (y) be delivered to the Notes Custodian for such Depositary and (z) bear legends as set forth in Section 2.1(d).

(iii)          Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian of the Depositary or under such Global Note, and the Depositary may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iv)          The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(v)           In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to subsection (f) of this Section 2.1 to beneficial owners who are required to hold Definitive Notes, the Trustee shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuers shall execute, and the Trustee shall authenticate and deliver, one or more Definitive Notes of like tenor and amount.

(vi)          In connection with the transfer of an entire Global Note to beneficial owners pursuant to subsection (e) of this Section 2.1, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(vii)         Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f)            Definitive Notes.  Except as provided below, owners of beneficial interests in Global Notes shall not be entitled to receive Definitive Notes.  If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with the Depositary’s and the Registrar’s procedures.  In addition, Definitive Notes shall be delivered to all beneficial owners in exchange for their beneficial interests in a Global Note if (i) the Depositary notifies the Issuers that it is unwilling or unable to continue as depositary for such Global Note or the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered in order to act as Depositary, and in each case a successor depositary is not appointed by the Issuers within 90 days of such notice or, (ii) the Issuers execute and deliver to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable, subject to the procedures of DTC, or (iii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary.

(g)           Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e)(v) or (vi) shall, except as otherwise provided by paragraph (c) of Section 2.6, bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

(h)           In connection with the exchange of a portion of a Definitive Note for a beneficial interest in a Global Note, the Trustee shall cancel such Definitive Note, and the Issuers shall execute, and the Trustee shall authenticate and deliver, to the transferring Holder a new Definitive Note representing the principal amount not so transferred and the relevant Global Note shall be increased by an adjustment made on the records of the Trustee and the Depositary.

SECTION 2.3         Execution and Authentication.  One Officer for each of the Issuers shall sign the Notes for the Issuers by manual or facsimile signature.  If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note.  The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.  A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $150,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (3) Exchange Notes for issue only in an Exchange Offer pursuant to a Registration Rights Agreement or upon resale under an effective Shelf Registration Statement, and only in exchange for Initial Notes or Additional Notes, as the case may be, of an equal principal amount, in each case upon a written order of the Issuers signed by two Officers or by an Officer and either a Treasurer or an Assistant Secretary of the Issuers (the “Company’s Order”) ..  Such Company’s Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes.

The Trustee may (at the expense of the Issuers) appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuers to authenticate the Notes.  Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.

In case the Company, pursuant to Article IV shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company’s Order of the successor Person, shall authenticate and deliver Notes as specified in such order for the purpose of such exchange.  If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.4         Registrar and Paying Agent.  The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Note Register”).  The Issuers may have one registrar and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent.

The Issuers shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Issuers shall notify the Trustee in writing of the name and address of each such agent.  If the Issuers fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7.  Any of the Company or any of its Wholly Owned Subsidiaries that is a Domestic Subsidiary may act as Paying Agent, Registrar or transfer agent.

The Issuers initially appoints the Trustee as Notes Custodian, Registrar and Paying Agent for the Notes.  The Issuers may remove any Notes Custodian, Registrar or Paying Agent upon written notice to such Notes Custodian, Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Notes Custodian, Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Notes

Custodian, Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.  The Notes Custodian, Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee.

SECTION 2.5         Paying Agent To Hold Money in Trust.  No later than 10:00 a.m. (New York City time) on the date on which any principal of (premium, if any) or interest on any Note is due and payable, the Issuers shall irrevocably deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal (premium, if any) or interest when due.  The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any default by the Issuers or any Note Guarantor in making any such payment.  If the Issuers or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Issuers at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent.  Upon complying with this Section 2.4, the Paying Agent (if other than the Issuers or a Subsidiary) shall have no further liability for the money delivered to the Trustee.  Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.6         Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 3 12(a).  If the Trustee is not the Registrar or to the extent otherwise required under the TIA, the Issuers, on its own behalf and on behalf of each Note Guarantor, shall furnish to the Trustee, in writing at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing within 15 days, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Issuers shall otherwise comply with TIA § 3 12(a).

SECTION 2.7         Transfer and Exchange.

(a)           The following provisions shall apply with respect to any proposed transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is two years after the later of the date of its original issue and the last date on which the Issuers or any Affiliate of the Issuers was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(i)            a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii)           a transfer of a Rule 1 44A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 hereof from the proposed transferee and, if requested by the Issuers or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; and

(iii)          a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and, if requested by the Issuers or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them.

(b)           The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(i)            a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii)           a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 hereof from the proposed transferee and, if requested by the Issuers or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; and

(iii)          a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and, if requested by the Issuers or the Trustee, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to each of them.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.9 or any additional certification.

(c)           Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes bearing a

Restricted Notes Legend, the Registrar shall deliver only Notes that bear such Restricted Notes Legend unless (i) Initial Notes are being exchanged for Exchange Notes in a Exchange Offer in which case the Exchange Notes shall not bear a Restricted Notes Legend, (ii) an Initial Note is being transferred pursuant to an effective registration statement or (iii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuers and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.  Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(d)           The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6 in accordance with its records retention policy.  The Issuers shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(e)           Obligations with Respect to Transfers and Exchanges of Notes.

(i)            To permit registrations of transfers and exchanges, the Issuers shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii)           No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 3.8, 3.10 or 9.5).

(iii)          The Registrar shall not be required to register the transfer of or exchange of any Note for a period beginning (1) 15 Business Days before the mailing of a notice of an offer to repurchase Notes and ending at the close of business on the day of such mailing or (2) 15 Business Days before an interest payment date and ending on such interest payment date.

(iv)          Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (premium, if any) and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v)           All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(f)            No Obligation of the Trustee.  (i)  The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary.  The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than, if the Trustee has received prior notice of a transfer, to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.8             Reserved

SECTION 2.9         Form of Certificate to be Delivered in Connection with Transfers to Institutional Accredited Investors.

[Date]

Festival Fun Parks, LLC
Palace Finance, Inc.
4590 MacArthur Boulevard
Suite 400
Newport Beach, CA 92660
Attention:

and

Wells Fargo Bank, N.A.
Corporate Trust Services
Sixth and Marquette
Mac N9303-120
Minneapolis, MN 55479

Re:                               Festival Fun Parks, LLC and Palace Finance, Inc.
10 7/8% Senior Notes due 2014 (the “Notes”)

Dear Sirs:

This certificate is delivered to request a transfer of $                     principal amount of the Notes of Festival Fun Parks, LLC and Palace Finance, Inc. (the “Issuers”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.             We are an institutional “accredited investor” (as defined in Rule 501 (a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business.  We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.             We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is two years after the later of the date of original issue and the last date on which the Issuers or any affiliate of the Issuers was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuers, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that purchases for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501 (a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws.  The foregoing restrictions on resale shall not apply subsequent to the Resale Restriction Termination Date.  If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction

Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501 (a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act.  Each purchaser acknowledges that the Issuers and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuers and the Trustee.

The Trustee and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

TRANSFEREE:

BY:

SECTION 2.10       Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

Festival Fun Parks, LLC
Palace Finance, Inc.
4590 MacArthur Boulevard, Suite 400
Newport Beach, CA 92660
Attention:

and

Wells Fargo Bank, N.A.
Corporate Trust Services
Sixth and Marquette
Mac N9303-120
Minneapolis, MN 55479

Re:                               Festival Fun Parks, LLC and Palace Finance, Inc.
10 7/8% Senior Notes due 2014 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $                     aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)           the offer of the Notes was not made to a person in the United States;

(b)           either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)           no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2) or Rule 904(b)(1), as the case may be.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

SECTION 2.11       Mutilated, Destroyed, Lost or Stolen Notes.  If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee, upon Issuers’ Order, shall authenticate a replacement Note.  The Holder shall meet the requirements of Section 8-405 of the Uniform Commercial Code, such that the Holder (a) notifies the Issuers and the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuers prior to the Issuers having notice that the Note has been acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuers and the Trustee.  Such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuers and the Trustee to protect the Issuers, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced, then, in the absence of notice to the Issuers, any Note Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the

Issuers shall execute and upon Issuers’ Order the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.10, the Issuers may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.

Every new Note issued pursuant to this Section 2.10 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuers, any Note Guarantor and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.12       Outstanding Notes.  Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those paid pursuant to Section 2.10, those delivered to it for cancellation and those described in this Section 2.11 as not outstanding.  A Note does not cease to be outstanding in the event the Issuers or an Affiliate of the Issuers holds the Note except that the Issuers or an Affiliate of the Issuers shall not obtain voting rights with respect to such Note.

If a Note is replaced pursuant to Section 2.10, it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes maturing and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

SECTION 2.13       Temporary Notes.  In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes.  Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes.  After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary

Notes at any office or agency maintained by the Issuers for that purpose and such exchange shall be without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Notes, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes.  Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.14       Cancellation.  The Issuers at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange Act).  The Issuers may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the Global Note and on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.15       Payment of Interest; Defaulted Interest.  Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such interest at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuers, at their election in each case, as provided in clause (a) or (b) below:

(a)           The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided.  Thereupon, the Trustee shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment.  The Trustee shall promptly notify the Issuers of such Special Record Date, and in the name and at the expense of the Issuers, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 11.2, not less than 10 days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b)           The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuers to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.14, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.16       Computation of Interest.  Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.17       CUSIP Numbers.  The Issuers in issuing the Notes may use “CUSIP” numbers (if then generally in use).  The Trustee shall not be responsible for the use of CUSIP numbers, and the Trustee makes no representation as to their correctness as printed on any Note or notice to Holders and that reliance may be placed only on the other identification numbers printed on the Notes, and any redemption shall not be affected by any defect in or omission of such CUSIP numbers.  The Issuers shall promptly notify the Trustee in writing of any change in the CUSIP numbers.

ARTICLE III

Covenants

SECTION 3.1         Payment of Notes.  Section 3.2  The Issuers shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

(a)           The Issuers and the Note Guarantors will pay any present or future stamp.  court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Securities, the Note Guarantees, this Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Securities or the Note Guarantees, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of the United States, the jurisdiction of incorporation of any successor of the Issuers or any Note Guarantor or any jurisdiction in which a paying agent is located (other than those resulting from, or required to be paid in connection with, the enforcement of the Securities, the Note Guarantees or any other such document or instrument following the occurrence of any Event of Default with respect to the Securities).  The Issuers or the Note Guarantors will agree to indemnify the Holders for any such taxes paid by such Holders.

(b)           Notwithstanding anything to the contrary contained in this Indenture, the Issuers may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.3         SEC Reports.  Following the effectiveness of the exchange offer or shelf registration statement required by the Registration Rights Agreement, the Company will file with the SEC, and make available to the Trustee and the Holders, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to the Parent, the Company and the Subsidiary Guarantors within the time periods specified therein.  Prior to the effectiveness of the exchange offer or shelf registration statement required by the Registration Rights Agreement or in the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the Holders as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of

Operations and Financial Condition, of the financial condition and results of operations of Parent, the Company and its Restricted Subsidiaries.

In addition, Parent, the Company and the Subsidiary Guarantors shall make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.  For purposes of this covenant, Parent, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the Holders of Notes as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

The filing requirements set forth above for the applicable period may be satisfied by the Company prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement (each as defined in the Registration Rights Agreement) by the filing with the SEC of the Exchange Offer Registration Statement and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay the Company’s reporting obligations set forth in the first three paragraphs of this Section 3.2.

SECTION 3.4         Limitation on Indebtedness.  Section 3.5  The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof:

(1)           the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2)           no Default or Event of Default will have occurred or be continuing or will occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

(b)           The foregoing paragraph (a) will not prohibit the Incurrence of the following Indebtedness:

(1)           Indebtedness of the Company and the Subsidiary Guarantors Incurred pursuant to a Credit Facility in an aggregate amount up to $44.0 million less all principal repayments with the proceeds from Asset Dispositions utilized in accordance with Section 3.8(a)(3)(x);

(2)           Guarantees by the Company or Subsidiary Guarantors of Indebtedness Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be;

(3)                                  Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Subsidiary Guarantor; provided, however,

(a)                                  if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b)                                 if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

(c)                                  (i)                                     any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Subsidiary Guarantor of the Company; and

(ii)                                  any sale or other transfer of any such Indebtedness to a Person other than the Company or a Subsidiary Guarantor of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary Guarantor, as the case may be;

(4)                                  Indebtedness represented by (a) the Notes on the Issue Date, the Subsidiary Guarantees and the related Exchange Notes and Subsidiary Guarantees issued in a registered Exchange Offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9) and (10)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to Section 3.3(a);

(5)                                  Indebtedness of a Subsidiary Guarantor Incurred and outstanding on the date on which such Subsidiary Guarantor was acquired by, or merged into, the Company or any Subsidiary Guarantor (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary Guarantor became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Subsidiary Guarantor is acquired by the Company, (x) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 3.3(a) or (y) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would have increased and would have been at least 1.80 to 1.00, in each case of clause (x) and (y) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

(6)                                  Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (a) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred without violation of this Indenture; (b) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) for the purpose of fixing or hedging commodity price risk with respect to any commodities;

(7)                                  the Incurrence by the Company or any of its Subsidiary Guarantors of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Subsidiary Guarantor, and Attributable Indebtedness, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (7), not to exceed at any time outstanding the greater of (A) $7.5 million and (B) 4.5% of Consolidated Total Assets;

(8)                                  Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety, appeal and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(9)                                  Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary or to pay related fees and expenses, provided that with respect to a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10)                            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(11)                            the Incurrence by any Foreign Subsidiary of the Company of Indebtedness not to exceed $5.0 million at any time outstanding; and

(12)                            in addition to the items referred to in clauses (1) through (11) above, Indebtedness of the Company and its Subsidiary Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed $10.0 million at any time outstanding.

(c)                                  The Company will not Incur any Indebtedness under Section 3.3(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under Section 3.3(b) if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor

Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness under Section 3.3(b) if the proceeds are used to refinance Indebtedness of the Company.

(d)                                 For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.3:

(1)                                  in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraphs (a) and (b) of this Section 3.3, the Company, in its sole discretion, will classify all or any portions of such item of Indebtedness on the date of Incurrence and, with the exception of clause (1) of paragraph (b), may later classify all or any portion of such item of Indebtedness in any manner that complies with this Section 3.3 at the time of such reclassifications and only be required to include the amount and type of such Indebtedness in one of paragraph (a) or one of the clauses of paragraph (b) of this Section 3.3;

(2)                                  all Indebtedness outstanding on the date of this Indenture under the Senior Secured Credit Agreement shall be deemed Incurred under clause (1) of paragraph (b) of this Section 3.3 and not paragraph (a) or clause (4) of paragraph (b) of this Section 3.3;

(3)                                  Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)                                  if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of paragraph (b) of this Section 3.3 and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)                                  the principal amount of any Disqualified Stock or Preferred Stock of a Person, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)                                  Indebtedness permitted by this Section 3.3 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.3 permitting such Indebtedness; and

(7)                                  the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(e)                                  Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.3. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(f)                                    In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Indebtedness. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.3, the Company shall be in Default of this Section 3.3).

(g)                                 For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 3.3, the maximum amount of Indebtedness that the Company may Incur pursuant to this Section 3.3 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 3.6                          Limitation on Restricted Payments. Section 3.7  The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)                                  declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a)                                  dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b)                                 dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary,

to its other holders of Capital Stock, other than Disqualified Stock, on a pro rata basis);

(2)                                  purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)                                  purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (3) of paragraph (b) of Section 3.3 or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)                                  make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)                                  a Default shall have occurred and be continuing (or would result therefrom); or

(b)                                 the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.3(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)                                  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Is sue Date (excluding clauses (1), (2), (3), (4), (7), (8), (9), and (11) of Section 3.4(b)) would exceed the sum of:

(i)                                     50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter immediately following the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are internally available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)                                  100% of the aggregate Net Cash Proceeds and the fair market value of property other than cash received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds or property received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

(iii)                               the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

(iv)                              the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A)                              repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(B)                                the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the then fair market value of the Investments of the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which Restricted Investment in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that the amounts realized under subclauses (A) and (B) of this clause (iv) shall not be limited to the amount of the Restricted Investment and amounts included under this clause (iv) will be excluded from Consolidated Net Income for purposes of Section 3.4(a)(4)(c)(i).

(b)                                 The provisions of Section 3.4(a) shall not prohibit:

(1)                                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor or other Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from Section 3.4(a) (4)(c) (ii);

(2)                                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to Section 3.3 and that in each case constitutes Refinancing Indebtedness;

(3)                                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.3 and that in each case constitutes Refinancing Indebtedness;

(4)                                  so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under Section 3.8;

(5)                                  dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 3.4 provided, however, that the payment of such dividends shall not be counted as Restricted Payments if the declaration of the dividends was already so counted as Restricted Payments;

(6)                                  so long as no Default or Event of Default has occurred and is continuing,

(a)                                  the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company held by any existing, future or former employees, consultants, directors or management of the Company or Parent or any Subsidiary or direct or indirect Parent of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such transactions pursuant to this clause shall not be permitted with respect to the compensation or issuance of securities for any services that were not related to, or for the benefit of, the Company and its Restricted Subsidiaries; provided, further, that such transactions pursuant to this clause will not exceed $1.0 million in the aggregate during any calendar year (with any unused amount being available to be utilized in succeeding calendar years), plus the amount of any capital contributions to the Company as a result of sales of such shares of Capital Stock of the Company or any direct or indirect parent of the Company to such persons (provided that the Net Cash Proceeds from such sale of Capital Stock will be excluded from Section 3.4(a)(4)(c)(ii)) plus the amount of any “key man” insurance proceeds received by the Company or any Subsidiary Guarantor; and

(b)                                 loans or advances to employees, directors or consultants of the Company or Parent or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company or Parent, in an aggregate amount not in excess of $1.0 million at any one time outstanding; provided, however, that if used to purchase the Capital Stock of Parent, the proceeds of such purchase shall be contributed to the Company;

(7)                                  repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(8)                                  cash dividends or loans to Parent or an Intermediate Parent in amounts equal to:

(a)                                  the amounts required for Parent or such Intermediate Parent to pay any Federal, state or local income taxes to the extent that such income taxes are directly attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of amounts actually received from Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries;

(b)                                 the amounts required for Parent or Intermediate Parent to pay franchise taxes and other fees required to maintain its legal existence;

(c)                                  an amount not to exceed the greater of (i) $1.0 million and (ii) if a registered public Equity Offering has occurred and the Intermediate Parent or Parent which undertook the registered public Equity Offering continues to be a reporting company under the Exchange Act, $2.0 million, in any fiscal year to permit Parent (or such Intermediate Parent) to pay its corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for both Parent (or such Intermediate Parent) and the Company;

(9)                                  any payments made in connection with the Transactions pursuant to the Acquisition Agreement and any other agreements or documents related to the Transactions and as described in the Offering Memorandum;

(10)                            so long as no Default or Event of Default has occurred and is continuing, any payments made pursuant to the Management Agreement (without giving effect to subsequent amendments, waivers or other modifications to the Management Agreement);

(11)                            the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 3.10 or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 3.8; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in Section 3.10 or Section 3.8, respectively with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(12)                            so long as no Default or Event of Default has occurred and is continuing, the payment of dividends on Disqualified Stock of the Company or Preferred Stock of a Restricted Subsidiary, the Incurrence of which was permitted by this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense;”

(13)                            Investments in Joint Ventures and Unrestricted Subsidiaries in an amount not to exceed the greater of $5.0 million or 3.0% of Consolidated Total Assets outstanding at any one time; and

(14)                            Restricted Payments in an amount not to exceed $5.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by Section 3.4 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

SECTION 3.8                          Limitation on Liens. The Company will not, and the Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the date of this Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under this Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Note Guarantee of such Restricted Subsidiary, as the case may be, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be), the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

SECTION 3.9                          Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1)                                  the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

(2)                                  the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the Notes under Section 3.5; and

(3)                                  the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of this Indenture described in Section 3.8 (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of Section 3.8.

The entry into any Sale/Leaseback Transaction by the Company and any of its Restricted Subsidiaries which involves a Real Estate Operating Lease shall not be subject to this Section 3.6.

SECTION 3.10                    Limitation on Restrictions on Distributions from Restricted Subsidiaries. Section 3.11  The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)                                  pay dividends or make any other distributions on its Capital Stock to the Company or any Restricted Subsidiary or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)                                  make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)                                  transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) of this Section 3.7(a)).

(b)                                 The provisions of paragraph (a) of this Section 3.7 will not prohibit:

(i)                                     any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of this Indenture, including this Indenture, the Notes, the Exchange Notes, the Subsidiary Guarantees, and the Senior Secured Credit Agreement (and related documentation) in effect on such date, any agreement satisfying any other clause of this paragraph and any other agreement identified in Annex 3.7(b)(i) to this Indenture;

(ii)                                  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(iii)                               any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect, taken as a whole, to the Holders than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(iv)                              in the case of clause (3) of paragraph (a) of this Section 3.7, any encumbrance or restriction (a) that restricts the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract; (b) contained in mortgages, pledges or other security agreements permitted under this Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; (c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any

Restricted Subsidiary; or (d) consisting of customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, which limitation is applicable only to the assets that are the subject of such agreements.

(v)                                 (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of paragraph (a) of this Section 3.7 on the property so acquired;

(vi)                              any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii)                           net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(viii)                        encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(ix)                                encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred by Subsidiary Guarantors in accordance with Section 3.3 that are not more restrictive, taken as a whole, than those applicable to the Company in either this Indenture or the Senior Secured Credit Agreement on the Issue Date (which results in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level);

(x)                                   encumbrances or restrictions contained in indentures or other debt instruments or debt arrangements Incurred by Subsidiary Guarantors pursuant to clause (5) of paragraph (b) of Section 3.3, provided that after giving effect to such Incurrence of Indebtedness, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in paragraph (a) of Section 3.3; and

(xi)                                restrictions on cash or deposits imposed under contracts entered into in the ordinary course of business in each case, that impose encumbrances or restrictions of the nature described in clause (3) of paragraph (a) of this Section 3.7 on such cash or deposit.

SECTION 3.12                    Limitation on Sales of Assets and Subsidiary Stock. Section 3.13  The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)                                  the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2)                                  at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)                                  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(x)                                   first, to the extent the Company or any Subsidiary Guarantor, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness of the Company or a Subsidiary Guarantor outstanding under a First Lien Credit Facility within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Subsidiary Guarantor will pay down such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

(y)                                 second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash provided that to the extent Additional Assets are received as a portion of the consideration in an Asset Disposition transaction, the Company may treat such portion of the transaction as an Asset Swap subject to compliance with the provisions of Section 3.8(g) provided further that pending the final application of any such Net Available Cash in accordance with Section 3.8(a)(3)(x) or Section 3.8(a)(3)(y) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(b)                                 Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph (a) will be deemed to constitute “Excess Proceeds.” Not later than the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all Holders and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and (in accordance with the Issuers’ instructions in compliance with the procedures set forth in the agreements governing the Pari Passu Notes) the Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and (in accordance with the Issuers’ instructions in compliance with the procedures set forth in the agreements governing the Pari Passu Notes) Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(c)                                  The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this Section 3.8 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

(d)                                 If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

(e)                                  On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.8 and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, the Company shall take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted shall be promptly mailed or delivered by the Company to the holder thereof. The Company shall publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

(f)                                    For the purposes of this Section 3.7, the following will be deemed to be cash: (1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Restricted Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and (2) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are within 180 days converted by the Company or such Restricted Subsidiary into cash.

(g)                                 The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless (1) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and (2) the Company or such Restricted Subsidiary, as the case may be, receives Additional Assets at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Swap), as determined in good faith by the Board of Directors of the shares and assets subject to such Asset Swap and the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company.

(h)                                 All Net Available Cash received by the Company or any Restricted Subsidiary, as the case may be, from any Recovery Event may be invested in Additional Assets or, at the election of the Company, applied in accordance with the provisions above relating to application of Net Available Cash from an Asset Disposition.

(i)                                     The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.8, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

(j)                                     For the purposes of this Section 3.8, Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Each Holder shall be entitled to withdraw its election if the Company receives, not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter from such Holder setting forth the name of such Holder, the principal amount of the Note or Notes which were delivered for purchase by such Holder and a statement that such Holder is withdrawing his election to have such Note or Notes purchased.

SECTION 3.14                    Limitation on Transactions with Affiliates. Section 3.15  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly,

enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless: (1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; (2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $1.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and (3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.

(a)                                  The provisions of paragraph (a) of this Section 3.9 shall not apply to: (1) subject to the limitations in clause (7) below of this Section 3.9(b), any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to Section 3.4; (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers, employees, consultants or directors approved by the Board of Directors of the Company; (3) loans or advances to employees, officers, consultants or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries but in any event not to exceed $1.0 million in the aggregate outstanding at any one time (without giving effect to the forgiveness of any such loan); (4) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 3.3; (5) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary; (6) the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Is sue Date will be permitted to the extent that its terms are not more disadvantageous in any material respect to the Holders than the terms of the agreements in effect on the Is sue Date; (7) the entering into the Management Agreement and, so long as no Default or Event of Default has occurred and is continuing, payment thereunder in an aggregate amount in any fiscal year not to exceed $1.0 million; (8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and (9) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith.

SECTION 3.16                    Change of Control. Section 3.17  If a Change of Control occurs, each Holder shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however that notwithstanding the foregoing, the Issuers shall not be obligated to repurchase Notes pursuant to this Section 3.10 if the Issuers have previously exercised their right to redeem Notes pursuant to Section 5.1.

(a)                                  Within 30 days following any Change of Control, unless the Issuers have exercised their right to redeem all of the Notes as described under Section 5.1, the Company will mail a notice (the “Change of Control Offer”) to each Holder (with a copy to the Trustee) stating:

(1)                                  that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)                                  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(3)                                  the procedures determined by the Issuers, consistent with this Section 3.10, that a Holder must follow in order to have its Notes repurchased or to cancel such order of purchase.

(4)                                  that any Note not tendered shall continue to accrue interest pursuant to its terms; and

(5)                                  that, unless the Issuers default in the payment of the purchase price, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

(b)                                 Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice at least three (3) Business Days prior to the purchase date. Each Holder shall be entitled to withdraw its election if the Issuers receive, not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter from such Holder setting forth the name of such Holder, the principal amount of the Note or Notes which were delivered for purchase by such Holder and a statement that such Holder is withdrawing his election to have such Note or Notes purchased.

(c)                                  On the Change of Control Payment Date, the Company will, to the extent lawful: (1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer; (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of the Notes or portions of Notes being purchased by the Company. The Paying Agent will promptly mail, or cause to be mailed, to the Holders of Notes so accepted, the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to such Holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued will be in a principal amount of $1,000 or an integral multiple thereof.

(d)                                 If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

(e)                                  The Issuers shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f)                                    Prior to the Change of Control Payment Date, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control or (ii) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a payment to the Holders of Notes under a Change of Control Offer or the Issuers must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer, and obtain waivers of any event of default from the remaining holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent, it being a Default of this Section 3.1(g) if the Company fails to comply with such covenant.

(g)                                 The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(h)                                 The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.10. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of the conflict.

SECTION 3.18                    Future Note Guarantors. Section 3.19  After the Issue Date, the Company will cause each Restricted Subsidiary, that is a Domestic Subsidiary, created or acquired by the Company or one or more of its Restricted Subsidiaries to execute and deliver to the Trustee a supplemental indenture to this Indenture, substantially in the form attached as Exhibit C hereto within 10 Business Days of the date on which it was acquired or created pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior unsecured basis.

(a)                                  Each Subsidiary Guarantee shall be released in accordance with the provisions of Article X.

SECTION 3.20                    Limitation on Lines of Business. The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

SECTION 3.21                    Limitation on Activities of Palace Finance. Other than in connection with or incident to its obligations under the Notes and any Additional Notes and under this Indenture, any future issuance of Indebtedness by the Company in accordance with this Indenture that is co-issued by Palace Finance and its existence, Palace Finance will not hold any assets, become liable for any obligations or engage in any business activities. At any time after the Company or a Successor Company is a corporation, Palace Finance may consolidate or merge with or into the Company or any Restricted Subsidiary.

SECTION 3.22                    Payments for Consent. None of the Parent, Issuers or any of the Company’s Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

SECTION 3.23                    Maintenance of Office or Agency. The Issuers shall maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The office of the Trustee, at Wells Fargo Bank, N.A., Corporate Trust Services, Sixth and Marquette, Mac N9303-120, Minneapolis, Minnesota 55479, shall be such office or agency of the Issuers for payment, unless the Issuers shall designate and maintain some other office or agency for one or more of such purposes. The Issuers shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuers hereby appoint the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Issuers may also from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 3.24                    Money for Note Payments to Be Held in Trust. If the Issuers shall at any time act as its own Paying Agent, it shall, on or before each due date of the principal of (or premium, if any) or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal of (or premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and shall promptly notify the Trustee in writing of its action or failure to so act.

Whenever the Issuers shall have one or more Paying Agents for the Notes, it shall, on or before each due date of the principal of (or premium, if any) or interest on any Notes, deposit with any Paying Agent a sum in same day funds (or New York Clearing House funds if such deposit is made prior to the date on which such deposit is required to be made) that shall be available to the Trustee by 10:00 a.m. New York City time on such due date sufficient to pay the principal (and premium, if any) or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Issuers shall promptly notify the Trustee in writing of such action or any failure to so act.

The Issuers shall cause each Paying Agent (other than the Trustee) to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 3.16, that such Paying Agent shall:

(a)                                  hold all sums held by it for the payment of the principal of (and premium, if any) or interest on Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(b)                                 give the Trustee prompt written notice of any default by the Issuers (or any other obligor upon the Notes) in the making of any payment of principal (and premium, if any) or interest; and

(c)                                  at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Issuers may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuers’ Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuers or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuers or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such sums.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of (or premium, if any) or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuers on Issuers’ Order, or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment to the Issuers, shall at the expense of the Issuers cause to be published once, in a leading daily newspaper (if practicable, The Wall Street Journal (Eastern Edition)) printed in the English language and of general circulation in New York City, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication nor shall it be later than two years after such principal (or premium, if any) or interest shall have become due and payable, any unclaimed balance of such money then remaining shall be repaid to the Issuers.

SECTION 3.25                    Maintenance of Existence. Subject to Article IV, the Issuers shall do or cause to be done all things necessary to preserve and keep in full force and effect their existence and that of each Restricted Subsidiary and the rights (charter and statutory) licenses and franchises of the Issuers and each Restricted Subsidiary; provided, however, that the Issuers shall not be required to preserve any such existence (except the Issuers), right, license or franchise if the Board of Directors of the Issuers shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and shall not be, disadvantageous in any material respect to the Holders.

SECTION 3.26                    Payment of Taxes and Other Claims. The Issuers shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon the Issuers or any Subsidiary or upon the income, profits or property of the Issuers or any Subsidiary and (ii) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a material liability or lien upon the property of the Issuers or any Subsidiary; provided, however, that the Issuers shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Issuers) are being maintained in accordance with GAAP.

SECTION 3.27                    Compliance Certificate. The Issuers shall deliver to the Trustee within 120 days after the end of each Fiscal Year of the Issuers a certificate executed by the Issuers’ principal executive officer, principal accounting officer or principal financial officer stating that in the course of the performance by the signer of his or her duties as such officer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during such period. If he or she does, the certificate shall describe the Default or Event of Default, its status and what action the Issuers are taking or proposes to take with respect thereto. The Issuers also shall comply with TIA § 314(a)(4). An Officers’ Certificate shall also notify the Trustee should the then current Fiscal Year be changed to end on any date other than on the date as herein defined.

SECTION 3.28                    Additional Interest Notices. In the event that the Issuers are required to pay additional interest to Holders pursuant to the Registration Rights Agreement, the Issuers shall provide written notice (an “Additional Interest Notice”) to the Trustee of its obligation to pay additional interest no later than five Business Days prior to the proposed payment date set for the amount of additional interest, and the Additional Interest Notice shall set forth the amount of additional interest to be paid by the Issuers on such Payment Date. The Trustee shall not at any time be under any duty or responsibility to any Holder to determine the additional interest, or with respect to the nature, extent, or calculation of the amount of additional interest when made, or with respect to the method employed in such calculation of the additional interest.

ARTICLE IV

Successor Company and Successor Guarantor

SECTION 4.1                          Merger and Consolidation of the Company and Parent. Section 4.2  The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)                                  (a) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia, (b) the Successor Company (if not the Company) will expressly assume, by supplemental indenture (and other applicable documents), executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement; and (c) if the Successor Company is a limited liability company, a corporation will continue to be a co-issuer of the Notes;

(2)                                  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)                                  immediately after giving effect to such transaction, (A) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.3(a) or (B) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries (i) would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction and (ii) would be at least 1.80 to 1.00;

(4)                                  each Note Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes, and its obligations Registration Rights Agreement shall continue to be in effect; and

(5)                                  the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Notwithstanding Section 4.1(a)(3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction and (z) the Company may merge with and into Palace Finance so long as the surviving entity is a corporation; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with Section 4.1(5).

(b)                                 Parent will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)(a) the resulting, surviving or transferee Person (the “Successor Parent”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia, and (b) the Successor Parent (if not Parent) will expressly assume, by supplemental indenture (and other applicable documents), executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Parent under the Note Guarantee, this Indenture, and the Registration Rights Agreement;

(1)                                  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Parent or any Subsidiary of the Successor Parent as a result of such transaction as having been Incurred by the Successor Parent or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(2)                                  the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

(c)                                  For purposes of this Article IV, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by Parent or the Company, as the case may be, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Parent or the Company on a consolidated basis, respectively, shall be deemed to be the transfer of all or substantially all of the properties and assets of Parent or the Company, as the case may be.

(d)                                 Upon compliance with the applicable provisions of this Section 4.1, the predecessor entity will be released from its obligations under this Indenture and the Parent Guarantee, as applicable, and the Successor Company or Successor Parent shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor entity under this Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor entity will not be released from the obligation to pay the principal of and interest on the Notes or the payment obligations under the Parent Guarantee, as applicable.

SECTION 4.3                          Merger and Consolidation of Subsidiary Guarantors. (a) The Company shall not permit any Subsidiary Guarantor to consolidate with, merge with or into any Person (other than another Subsidiary Guarantor) and shall not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor (other than to another Subsidiary Guarantor) unless:

(1)                                  if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia;

(2)                                  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing;

(3)                                  if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, this Indenture and the Registration Rights Agreement;

(4)                                  the transaction is made in compliance with Section 3.8 and this Section 4.2; and

(5)                                  the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

(6)                                  Notwithstanding Section 4.2, if any Subsidiary Guarantor consolidates with, merges with or into another Subsidiary Guarantor, or conveys, transfers or leases of all or substantially all of its assets to another Subsidiary Guarantor, the resulting, surviving or transferee Subsidiary Guarantor shall comply with the applicable requirements Section 4.2(a)(3).

ARTICLE V

Redemption of Notes

SECTION 5.1                          Optional Redemption. The Notes may be redeemed, as a whole or from time to time in part, subject to the conditions and at the redemption prices specified in paragraph 5 of the form of Notes set forth in Exhibit A and Exhibit B hereto, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to the Redemption Date (as defined below).

SECTION 5.2                          Applicability of Article. Redemption of Notes at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.

SECTION 5.3                          Election to Redeem. The election of the Issuers to redeem any Notes pursuant to Section 5.1 shall be evidenced by a Board Resolution of each of the Issuers.

SECTION 5.4                          Selection by Trustee of Notes to Be Redeemed. If less than all the Notes are to be redeemed at any time pursuant to an optional redemption, the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date (as defined below) by the Trustee, from the outstanding Notes not previously called for redemption, in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed, on a pro rata basis among the classes of Notes, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements) and which may provide for the selection for redemption of portions of the principal of the Notes; although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the method it has chosen for the selection of Notes and the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.5                          Notice of Redemption. Notice of redemption shall be given in the manner provided for in Section 11.2 not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed. At the Company’s request, the Trustee shall give notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall deliver to the Trustee, at least 35 days (or such shorter period of time as shall be satisfactory to the Trustee) prior to the redemption date (the “Redemption Date”) fixed by the Company or 15 days prior to the date on which notice is to be given to the Holders, an Officers’ Certificate requesting that the Trustee give such notice at the Company’s expense and setting forth the information to be stated in such notice as provided in the following items. Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

All notices of redemption shall state:

(i)                                     the Redemption Date,

(ii)                                  the redemption price (or the method of calculating the redemption price) and the amount of accrued interest to the Redemption Date payable as provided in Section 5.7, if any,

(iii)                               if less than all outstanding Notes are to be redeemed, the method for selecting the Notes to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(iv)                              in case any Note is to be redeemed in part only, (a) the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed and (b) such documentation and records as shall enable to Trustee to select the Notes to be redeemed pursuant to Section 5.4.

(v)                                 that on the Redemption Date the redemption price (and accrued interest, if any, to the Redemption Date payable as provided in Section 5.7) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(vi)                              the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,

(vii)                           the name and address of the Paying Agent,

(viii)                        that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(ix)                                the CUSIP number, that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes, and any redemption shall not be affected by any defect in such CUSIP numbers, and

(x)                                   the paragraph of the Notes pursuant to which the Notes are to be redeemed.

SECTION 5.6                          Deposit of Redemption Price. By 10:00 a.m., New York City time, on any Redemption Date, the Company shall deposit with the Paying Agent (or, if the Company or a Wholly Owned Subsidiary that is a Domestic Subsidiary is a Paying Agent, shall segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date other than Notes or portions of Notes called for redemption that are beneficially owned by the Company and have been delivered by the Company to the Trustee for cancellation.

SECTION 5.7                          Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes or portions of Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to the Redemption Date), and from and after such date (unless the Company shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the redemption price, together with accrued interest, if any, to the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

SECTION 5.8         Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 3.14 (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided, that each such new Note will be issued in denominations of $1,000 or an integral multiple thereof.

ARTICLE VI

Defaults and Remedies

SECTION 6.1         Events of Default. Each of the following is an “Event of Default”:

(1)           default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

(2)           default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)           failure by an Issuer or any Subsidiary Guarantor to comply with its obligations under Article IV;

(4)           failure by an applicable Issuer to comply for 30 days after notice as provided below with any of its obligations described under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13 and 3.14 (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above);

(5)           failure by an applicable Issuer to comply for 60 days after notice as provided below with its other agreements in this Indenture;

(6)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, which default:

(a)           is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to 15 days after the expiration of the grace period, if any, provided in such Indebtedness (“payment default”) or

(b)           results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(7)           an Is suer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)          commences a voluntary case or proceeding;

(B)           consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding;

(C)           consents to the appointment of a Custodian of it or for any substantial part of its property;

(D)          makes a general assignment for the benefit of its creditors;

(E)           consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it;

(F)           takes any corporate action to authorize or effect any of the foregoing; or

(G)           takes any comparable action under any foreign laws relating to insolvency;

(8)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief in an involuntary case against an Issuer or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Law;

(B)           appoints a Custodian for all or substantially all of the property of an Issuer or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Law;

(C)           orders the winding up or liquidation of an Issuer or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Law; and

(D)          in each case, the order, decree or relief remains unstayed and in effect for 60 days;

(9)           failure by an Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $5.0 million (net of any amounts covered by a reputable and creditworthy insurance company), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(10)         any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Note Guarantor denies or disaffirms its obligations under this Indenture or its Note Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuers in writing of the default and the Issuers do not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The Issuers shall deliver to the Trustee, promptly, but in no event later than 30 days after, a senior officer of the Issuers becomes aware of any events which would constitute an Event of Default under clauses (3), (4), (5), (6), (7), (8), (9) or (10) of this Section 6.1 in the form of an Officers’ Certificate, which Officers’ Certificate shall provide their status and what action the Issuers is taking or proposing to take in respect thereof.

SECTION 6.2         Acceleration. If an Event of Default (other than an Event of Default described in clauses (7) or (8) of Section 6.1) occurs and is continuing, the Trustee by written notice to Issuers, or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Issuers and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) of Section 6.1 shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default described in clauses (7) and (8) of Section 6.1 occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3         Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of (or premium, if any) or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4         Waiver of Past Defaults. Subject to Section 9.2, the Holders of a majority in principal amount of the outstanding Notes by notice to the Trustee may waive (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) all past Defaults or Events of Default except a Default or Event of Default in the payment of principal, premium or interest on any Note and rescind any such acceleration with respect to the Notes and its consequences; provided that (1) such recission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5         Control by Majority. The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.6         Limitation on Suits. Subject to the provisions of this Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)  such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)  Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)  such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)  the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

SECTION 6.7         Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8         Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9         Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers, their Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it, its agents and its counsel pursuant to Section 7.7 and any other amounts due the Trustee hereunder. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10       Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

First:	to the Trustee for amounts due under Section 7.7;

Second:

to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

Third:	to the Issuers.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuers shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11       Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuers, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

Trustee

SECTION 7.1         Duties of Trustee. Section 7.2  If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the

Holders unless such Holders have offered the Trustee indemnity or security satisfactory to the Trustee against loss, liability or expense.

(a)           Except during the continuance of an Event of Default:

(1)           the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or otherwise verify the contents thereof).

(b)           The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)           this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 or Section 6.6.

(c)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.

(d)           Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(e)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(f)            Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1 and to the provisions of the TIA.

(g)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.3         Rights of Trustee. Section 7.4  The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee need not investigate any fact or matter stated in the document.

(a)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(b)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(c)           The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct, negligence, or bad faith.

(d)           The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(e)           The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document; but the Trustee may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers and Note Guarantors at reasonable times and in a reasonable manner, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(f)            The Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i), during any period it is serving as Registrar and Paying Agent for the Notes, any Event of Default occurring pursuant to Section 6.1(1) and 6.1(2), or (ii) any Default or Event of Default of which a Responsible Officer shall have received written notification or obtained “actual knowledge.”  “Actual knowledge” shall mean the actual fact or statement of knowing by a Responsible Officer without independent investigation with respect thereto.

(g)           Delivery of the reports, information and documents to the Trustee pursuant to Section 3.2 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(h)           In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)            The Trustee may request that each Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

SECTION 7.5         Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Issuers; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.6         Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.7         Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Responsible Officer has actual knowledge thereof, the Trustee shall mail to each Holder notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium (if any), or interest on any Note (including payments pursuant to the required repurchase provisions of such Note, if any), the Trustee may withhold the notice if and so long as its board of directors, a committee of its board of directors or a committee of its Responsible Officers and/or a Responsible Officer in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.8         Reports by Trustee to Holders. As promptly as practicable after each September 15 beginning with the September 15 following the date of this Indenture,

and in any event prior to October 15 in each year, the Trustee shall mail to each Holder a brief report dated as of such September 15 that complies with TIA § 313(a), if and to the extent such report may be required by the TIA. The Trustee also shall comply with TIA § 3 13(b). The Trustee shall also transmit by mail all reports required by TIA § 3 13(c).

A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Issuers agree to notify promptly the Trustee in writing whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.9         Compensation and Indemnity. The Issuers and the Note Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its services as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers and the Note Guarantors, jointly and severally, shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel retained by the Trustee in connection with the delivery of an Opinion of Counsel or otherwise, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuers and the Note Guarantors, jointly and severally, shall indemnify the Trustee, and each of its officers, directors, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) and taxes (other than those based upon or determined by the income of the Trustee) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuers or otherwise). The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of its obligations hereunder. The Issuers shall defend the claim and the Trustee may have separate counsel and the Issuers shall pay the fees and expenses of such counsel. The Issuers and the Note Guarantors need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith, subject to the exceptions contained in Section 7.1(c) hereof.

To secure the Issuers’ and the Note Guarantors’ payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or indebtedness of the Issuers or the Note Guarantors.

The Issuers’ payment obligations pursuant to this Section 7.7 and any lien arising hereunder shall survive the discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default specified in

Section 6.1(7) or (8), the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.10       Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuers in writing. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Issuers and the Trustee in writing and may appoint a successor Trustee. The Issuers shall remove the Trustee if:

(1)  the Trustee fails to comply with Section 7.10;

(2)  the Trustee is adjudged bankrupt or insolvent;

(3)  a receiver or other public officer takes charge of the Trustee or its property; or

(4)  the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuers or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition, at the expense of the Issuers, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA § 310(b), any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuers’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.11       Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation, banking association or other entity, the resulting, surviving or transferee entity without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.12       Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA § 3 10(a). The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent filed annual report of condition. The Trustee shall comply with TIA § 310(b).

SECTION 7.13       Preferential Collection of Claims Against Issuers. If and when the Trustee shall be or become a creditor of the Issuers, the Trustee shall comply with TIA

§ 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

ARTICLE VIII
Discharge of Indenture; Defeasance

SECTION 8.1         Discharge of Liability on Notes; Defeasance. (a) Subject to Section 8.1(c), when (i)(x) the Issuers deliver to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.10) for cancellation or (y) all outstanding Notes not theretofore delivered for cancellation have become due and payable at maturity, whether at maturity or upon redemption or shall become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption pursuant to Article V hereof and the Issuers or any Note Guarantor irrevocably deposits or causes to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders money in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which either Issuer or any Note Guarantor is a party or by which either Issuer or any Note Guarantor is bound; (iii) Issuers or any Note Guarantor has paid or cause to be paid all sums payable under this Indenture and the Notes; and (iv) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at maturity or the Redemption Date, as the case may be, then the Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Issuers (accompanied by an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) at the cost and expense of the Issuers.

(a)           Subject to Sections 8.1(c) and 8.2, the Issuers at their option and at any time may terminate (i) all the obligations of the Issuers and any Note Guarantor under the Notes, the Note Guarantees and this Indenture (“legal defeasance option”), and after giving effect to such legal defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default or (ii) the obligations of the Issuers and any Note Guarantor under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12 and 4.1(a)(3), (iii) and the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants or provisions shall no longer constitute a Default or an Event of Default under Sections 6.1(3) (but only as it relates to an Event of Default as a result of a default under Section 4.1(a)(3)), 6.1(4) and 6.1(5) (“covenant defeasance option”), but except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby. The Issuers may exercise their legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default, and the Note Guarantees in effect at such time shall terminate. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.1(3) (but only as it relates to an Event of Default as a result of a default under Section 4.1(a)(3)), 6.1(4), 6.1(5) (as such section relates to Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11 and 3.12) 6.1(6), 6.1(7) (but only with respect to only to a Significant Subsidiary or a group of Restricted Subsidiaries that would constitute a Significant Subsidiary), 6.1(8) (but only with respect to only to a Significant Subsidiary or a group of Restricted Subsidiaries that would constitute a Significant Subsidiary), 6.1(9) or 6.1(10).

Upon satisfaction of the conditions set forth herein and upon request of the Issuers, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.

(b)           In the event that the Issuers exercise their rights under Section 8.1(a) or their legal defeasance option and notwithstanding the provisions thereof, each Issuer’s obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 3.1, 3.15, 3.16, 3.17, 3.19, 3.20, 6.7, 7.1, 7.2, 7.7, 7.8, and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuers’ and the Note Guarantors’ obligations in Sections 7.7, 8.4 and 8.5 shall survive.

SECTION 8.2         Conditions to Defeasance. The Issuers may exercise their legal defeasance option or its covenant defeasance option only if:

(1)           the Issuers irrevocably deposit in trust with the Trustee for the benefit of the Holders money in U.S. dollars or U.S. Government Obligations or a combination thereof the principal of and interest (without reinvestment) on which shall be sufficient, or a combination thereof sufficient, for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity;

(2)           the Issuers deliver to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to redemption or maturity;

(3)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to this Indenture resulting from the incurrence of Indebtedness, all or a portion of which shall be used to defease the Notes concurrently with such incurrence);

(4)           such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under this Indenture or any other material agreement or instrument to which the Issuers or any of its Subsidiaries is a party or by which the Issuers or any of its Subsidiaries is bound;

(5)           the Issuers shall have each delivered to the Trustee an Opinion of Counsel to the effect that (A) the Notes and (B) assuming no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the deposit and that no Holder is an insider of the Issuers, after the 91st day following the deposit, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ right generally;

(6)           the deposit does not constitute a default under any other agreement binding on the Issuers;

(7)           the Issuers each deliver to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(8)           in the case of the legal defeasance option, the Issuers each shall have delivered to the Trustee an Opinion of Counsel in the United States (subject to customary exceptions and exclusions) to the effect that (i) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(9)           in the case of the covenant defeasance option, the Issuers shall have each delivered to the Trustee an Opinion of Counsel in the United States to the effect that the Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(10)         the Issuers each deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes and this Indenture as contemplated by this Article VIII have been complied with.

SECTION 8.3         Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4         Repayment to Issuers. Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon Issuers’ Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable, provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this paragraph.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.5         Indemnity for U.S. Government Obligations. The Issuers shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6         Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuers under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VII; provided, however, that, if the Issuers have made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.1         Without Consent of Holders. The Issuers, the Note Guarantors and the Trustee may amend or supplement this Indenture, a Note Guarantee or the Notes without notice to or consent of any Holder to:

(1)           cure any ambiguity, omission, defect or inconsistency;

(2)           provide for the assumption by a successor entity of the obligations of the Company or any Note Guarantor under this Indenture;

(3)           provide for uncertificated Notes in addition to or in place of certificated Notes (provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)           add Guarantees with respect to the Notes;

(5)           add collateral to secure the Notes;

(6)           add to the covenants of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company;

(7)           make any change that does not adversely affect the rights of any Holder;

(8)           comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;

(9)           release a Subsidiary Guarantor from its obligations under its Note Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;

(10)         provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(11)         provide for the issuance of the Exchange Notes which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated, as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities; or

(12)         conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of notes” section of the Offering Memorandum to the extent that such provision in the “Description of notes” section of the Offering Memorandum was intended to be a verbatim recitation of a provision in this Indenture, the Notes or the Note Guarantees.

After an amendment or supplement under this Section 9.1 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1.

SECTION 9.2         With Consent of Holders. The Issuers, the Note Guarantors and the Trustee may amend or supplement this Indenture, a Note Guarantee or the Notes without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Any past default or compliance with any provision of this Indenture, a Note Guarantee or the Notes may be waived with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the principal amount of Notes outstanding whose Holders must consent to an amendment;

(2)           on any Note;reduce the stated rate of or extend the stated time for payment of interest

(3)           reduce the principal of or extend the Stated Maturity of any Note;

(4)           reduce the premium payable upon the redemption or repurchase of any

(5)           Note or change the time at which any Note may or shall be redeemed or repurchased as described under Section 3.8 or Article V, whether through an amendment or waiver of Section 3.8 or Article V, related definitions or otherwise;

(6)           make any Note payable in money other than that stated in the Note;

(7)           impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8)           make any change to the amendment provisions which require each Holder’s consent or to the waiver provisions; or

(9)           modify the Note Guarantees in any manner materially adverse to the Holders.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment or supplement under this Section 9.2 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.2.

SECTION 9.3         Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture, a Note Guarantee or the Notes shall comply with the TIA as then in effect.

SECTION 9.4         Revocation and Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note.

Any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective or otherwise in accordance with any related solicitation documents. After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any of clauses (1) through (8) of Section 9.2, in which case the amendment, supplement, waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes. An amendment, supplement or waiver shall become effective upon receipt by the Trustee of the requisite number of written consents under Section 9.1 or 9.2 as applicable.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall become valid or effective more than 120 days after such record date.

SECTION 9.5         Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuers or the Trustee so determine, the Issuers, in exchange for the Note, shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.6         Trustee To Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing any amendment, supplement or waiver the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Note Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.3).

ARTICLE X

Note Guarantees

SECTION 10.1       Note Guarantees. The Parent and the Subsidiary Guarantors hereby unconditionally guarantee, on a senior unsecured basis and as primary obligor and not merely as surety, jointly and severally with each other Note Guarantor, to each Holder and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes, all other obligations and liabilities of the Issuers under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuers or any Note Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and any and all costs (including reasonable counsel fees and expenses) Incurred by the trustee or the Holders in enforcing any rights under the Note Guarantees (all the foregoing being hereinafter collectively called the “Obligations”). The Obligations of Note Guarantors under the Note Guarantee will rank equally in right of payment with other Indebtedness of such Note Guarantors, except to the extent such other Indebtedness is expressly subordinated to the obligations arising under the Note Guarantees. Each Note Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Obligation.

Each Note Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Obligations and also waives notice of protest for nonpayment. Each Note Guarantor waives notice of any default under the Notes or the Obligations. The obligations of each Note Guarantor hereunder shall not be affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuers or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Note Guarantor; or (f) any change in the ownership of the Company.

Each Note Guarantor further agrees that its Note Guarantee herein constitutes a Note Guarantee of payment when due (and not a Note Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

The obligations of each Note Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the

Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Note Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Note Guarantor or would otherwise operate as a discharge of such Note Guarantor as a matter of law or equity.

Each Note Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Obligations or such Note Guarantor is released from its Note Guarantee upon the merger or the sale of all the Capital Stock or assets of the Note Guarantor in compliance with Section 10.2 or otherwise in accordance with the terms of this Indenture. Each Note Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Note Guarantor by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Note Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

Each Note Guarantor further agrees that, as between such Note Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Note Guarantor for the purposes of this Note Guarantee.

Each Note Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.1.

SECTION 10.2       Limitation on Liability; Termination, Release and Discharge.

(a)           The obligations of each Subsidiary Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Senior Secured Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)           In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not Parent or a Subsidiary of Parent, such Subsidiary Guarantor shall be released (without any further action on the part of any Person) from all its obligations under this Indenture, its Note Guarantee and the Registration Rights Agreement if: (1) the sale or other disposition is in compliance with this Indenture, including Section 3.8 and Article IV; and (2) all the obligations of such Subsidiary Guarantor under all Credit Facilities and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

(c)           Each Note Guarantor shall be deemed released from all its obligations under this Indenture, its Note Guarantee and the Registration Rights Agreement and such Note Guarantee shall terminate upon the satisfaction and discharge of this Indenture or upon the legal defeasance of the Notes, in each case, pursuant to the provisions of Article VIII hereof.

(d)           A Subsidiary Guarantor shall be deemed released from all of its obligations under this Indenture, its Note Guarantee and the Registration Rights Agreement and such Note Guarantee shall terminate if the Company designates such Subsidiary Guarantor as an Unrestricted Subsidiary and such designation complies with the applicable provisions of this Indenture.

SECTION 10.3       Right of Contribution. Each Note Guarantor hereby agrees that to the extent that any Note Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Note Guarantor shall be entitled to seek and receive contribution from and against the Issuers or any other Note Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Note Guarantor to the Trustee and the Holders, and each Note Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Note Guarantor hereunder.

SECTION 10.4       No Subrogation. Notwithstanding any payment or payments made by Note Guarantor hereunder, no Note Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuers or any other Note Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations, nor shall any Note Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuers or any other Note Guarantor in respect of payments made by such Note Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuers on account of the Obligations are paid in full. If any amount shall be paid to any Note Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Note Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Note Guarantor, and shall, forthwith upon receipt by such Note Guarantor, be turned over to the Trustee in the exact form received by such Note Guarantor (duly indorsed by such Note Guarantor to the Trustee, if required), to be applied against the Obligations.

ARTICLE XI

Miscellaneous

SECTION 11.1       Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control.

SECTION 11.2       Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:

if to the Issuers:

Festival Fun Parks, LLC
Palace Finance, Inc.
4590 MacArthur Boulevard,
Suite 400,
Newport Beach, CA 92660
Attention: John Cora
Facsimile No.: (949) 261-1414

if to the Trustee:

Wells Fargo Bank, N.A.
Corporate Trust Services
Sixth and Marquette
Mac N9303-120
Minneapolis, MN 55479
Attention: Lynn M. Steiner
Facsimile No.: (612) 316-4305

The Issuers or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the Note Register and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 11.3       Communication by Holders with other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 11.4       Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee to take or refrain from taking any action under this Indenture, except upon the initial issuance of Notes hereunder, the Issuers shall furnish to the Trustee:

(1)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 11.5       Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1)  a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)  a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)  a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 11.6       When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or by any of their Affiliates (except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Responsible Officer of the Trustee actually knows are so owned)

shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 11.7       Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 11.8       Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York City. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 11.9       Governing Law. This Indenture, the Note Guarantees and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 11.10     No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Issuers shall not have any liability for any obligations of the Issuers under the Notes or the Note Guarantees or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 11.11     Successors. All agreements of the Issuers in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.12     Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 11.13     Variable Provisions. The Issuers initially appoint the Trustee as Paying Agent and Registrar and custodian with respect to any Global Notes.

SECTION 11.14     Qualification of Indenture. The Issuers shall qualify this Indenture under the TIA in accordance with the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuers and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Issuers any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

SECTION 11.15     Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

FESTIVAL FUN PARKS, LLC

By:	/s/ John A. Cora
Name: John A. Cora
Title: Chief Executive Officer and President

PALACE FINANCE, INC.

By:	/s/ John A. Cora
Name: John A. Cora
Title: Chief Executive Officer and President

PALACE ENTERTAINMENT HOLDINGS, INC.

By:	/s/ John A. Cora
Name: John A. Cora
Title: Chief Executive Officer and President

SPLISH SPLASH AT ADVENTURELAND INC.
FAMILY FUN CENTER HOLDINGS LLC
SMARTPARKS – SAN JOSE INC.
SMARTPARKS – RIVERSIDE INC.
SMARTPARKS – SAN DIMAS INC.
RAGING WATERS GROUP INC. WET ‘N WILD
NEVADA INC.SMARTPARKS – CAROLINA
INC. SMARTPARKS – FLORIDA INC.
SMARTPARKS – SILVER SPRINGS INC.
PALACE MANAGEMENT COMPANY LLC

By:	/s/ John A. Cora
Title: President

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Jane Y. Schweiger
Name: Jane Y. Schweiger
Title: Vice President